CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Financial Statements” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference of our report dated June 24, 2021 on the financial statements and financial highlights of Guardian Capital Dividend Growth Fund, a series of the Capitol Series Trust, included in the Annual Report to Shareholders for the fiscal year ended April 30, 2021, in Post-Effective Amendment Number 115 to the Registration Statement under the Securities Act of 1933 (Form N-1A, No. 333-191495), filed with the Securities and Exchange Commission.

Cincinnati, Ohio

August 27, 2021